EXHIBIT 5.1

[LETTERHEAD OF RUTAN & TUCKER, LLP]

Rutan & Tucker, LLP

611 Anton Boulevard, Suite 1400

Costa Mesa, California 92626

July 11, 2008

EMRISE Corporation

9485 Haven Avenue, Suite 100

Rancho Cucamonga, California 91730

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to EMRISE Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 to which this opinion is an exhibit (the “Registration Statement”) with respect to the offer and sale by the entity named in the Registration Statement (the “Selling Security Holder”) of up to an aggregate of 2,909,090 shares of the Company’s common stock, par value $0.0033 per share (the “Shares”), that are issuable upon exercise of an outstanding warrant (“Warrant”) which was issued by the Company on November 30, 2007.

We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents.  We have also assumed that the Shares are and will be evidenced by appropriate certificates that have been properly executed and delivered.

Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that the Shares have been duly authorized and, upon due and proper exercise of the Warrant in accordance with its terms and issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

You have informed us that the Selling Security Holder may sell the Shares from time to time on a delayed or continuous basis.  This opinion is limited to the General Corporation Law of the State of Delaware (“DGCL”), including the statutory provisions of the DGCL, all applicable provisions of the Constitution of the State of Delaware and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

Respectfully submitted,

/s/ RUTAN & TUCKER, LLP